TODD SHIPYARDS CORPORATION ANNOUNCES COMPLETION

OF ASSET ACQUISITION OF EVERETT SHIPYARD, INC.

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 2	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...April 4, 2008...Todd Shipyards Corporation ("Todd") (NYSE:TOD) announced that its newest subsidiary, Everett Ship Repair & Drydock, Inc. ("Everett"), has completed its purchase of the assets of Everett Shipyard, Inc. ("ESY") in a transaction originally announced on January 21, 2008.

ESY has performed ship repair work for a range of government and commercial customers at two locations in Everett, Washington. Everett will continue ESY's current shipyard operations. Everett named Kevin Quigley as its President and he will be responsible for the operation of the shipyard. Mr. Quigley had served as President of ESY for the past seven years.

The assets acquired by Everett include ESY's interests in a 1,000 ton drydock which was recently added to ESY's operations, allowing Everett to compete in a broader market of marine repair and overhaul opportunities. Todd may provide additional capital funding to Everett to improve docking capabilities or the facility at the newly leased waterfront parcel at the Port of Everett. ESY and Todd do not generally compete for the same contracts.

It is anticipated that the acquisition of ESY will be accretive to Todd's earnings. The purchase price paid to ESY, in the form of cash and the assumption of certain contracts and liabilities, is not material to Todd's consolidated financial position.

Everett has assumed the collective bargaining agreements with the International Brotherhood of Boilermakers, Local 104 and the United Brotherhood of Carpenters, Local 1184. The new yard intends to employ the workforce currently employed by ESY.

Todd Shipyards Corporation has operated shipyards in the U.S. since 1916. Its wholly owned subsidiary, Todd Pacific Shipyards in Seattle, performs a substantial amount of repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Statements contained in this Report, which are not historical facts or information, are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.